Exhibit 99.1

Emerge Energy Services Announces First Quarter 2014 Results

Southlake, Texas — May 5, 2014 — Emerge Energy Services LP (“Emerge Energy”) today announced first quarter 2014 financial and operating results.

Highlights

•                  Adjusted EBITDA of $28.0 million for the three months ended March 31, 2014.

•                  Distributable cash flow of $25.1 million for the three months ended March 31, 2014.

•                  Cash available for distribution of $26.2 million, or $1.13 per unit, for the three months ended March 31, 2014.

•                  Full quarter sales of 882,000 tons of sand, 96% of which was Northern White Sand.

•                  Average utilization of 82% of capacity at our Barron facility.

Overview

Emerge Energy reported net income of $18.5 million, or $0.77 per diluted unit for the three months ended March 31, 2014.  For that same period, Emerge Energy reported Adjusted EBITDA of $28.0 million and distributable cash flow of $25.1 million.  Net income and Adjusted EBITDA for the three months ended March 31, 2013, were $9.9 million and $17.3 million, respectively.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge Energy uses to assess its performance on an ongoing basis.

Previously, Emerge Energy declared a distribution of $1.13 per unit for the first quarter of 2014, which includes $0.05 of distributable cash flow that was reserved in the third quarter of 2014. This total distribution represents a 13% increase over the fourth quarter 2013 distribution of $1.00 per unit.

“Emerge Energy turned in our strongest quarter yet as a public company,” said Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy.  “Our first quarter distribution continues our record of strong results.  The $1.13 per unit represents an 82% increase over the initial $0.62 per quarter distribution in our prospectus and is 47% higher than the $0.77 distribution we had projected in for the first quarter of 2014.  Even with an industry wide shortage of railcars, we sold a company record 882,000 tons of sand, while our fuel division continues to outperform our expectations.  We believe that we have fully delivered on our initial promise to grow Barron’s sales and EBITDA contribution, and we are excited to move onto our next phase of growth.  We believe that investors will see results this year from our capital initiatives, and are very excited for the opportunities awaiting us in 2015.”

“Despite the extremely cold temperatures that kept railcars in Wisconsin in very short supply, we were able to manage our operation to turn in our highest quarterly volume of sand sales to date,” added Rick Shearer, CEO of Emerge Energy.  “New Auburn continues to be sold out, while our Barron facility is now selling at over 80% of its capacity.  Kosse has gained importance, as demand for sand from our legacy asset has picked up dramatically.  While still not at the levels of our Northern White sand, sales from Kosse more than doubled from the prior quarter, and we expect them to be even stronger for the rest of the year.

“Since our last update, we have signed four new multi-year contracts for a total of 765,000 tons, including a take-or-pay contract for 350,000 tons.  We are in talks with a number of other customers to secure additional contracts, while sales to existing customers remain very strong.  On the operations side, our LP complex has already begun mining and washing sand, and we just this month began trucking washed sand to our Barron facility for drying and shipping on to customers.  Elsewhere, we are finalizing the permitting for our Thompson Hills complex as well as our two major new expansion projects.  We continue to refine and develop our logistics efforts, with 11 sites currently in use and over a dozen for which we are negotiating.

“Once again, our fuel segment had a phenomenal quarter with an Adjusted EBITDA well in excess of our expectations.  Strong wholesale margins and the ability to nominate on the Colonial pipeline were big contributors during the quarter.  Transmix volumes were also stronger than expected as our Birmingham facility, which is the newest transmix tower in the United States, continues to build market share, while transmix margins benefitted from our ability to effectively hedge the effects of price volatility.”

Conference Call

Emerge Energy will host its 2014 first quarter results conference call later today, Monday, May 5, 2014 at 3 p.m. CDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 202-3048 or (617) 213-8843 and entering pass code 49005202. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section. A replay will be available by audio webcast and teleconference from 7:00 p.m. CDT on May 5 through 11:59 p.m. CDT on May 19, 2014. The replay teleconference will be available by dialing (888) 286-8010 or (617) 801-6888 and the reservation number 58395596.

Operating Results

The following table summarizes Emerge Energy’s unaudited consolidated operating results for the three months ended March 31, 2014 and 2013 (in thousands).

	For the Three Months Ended March 31,
	2014	2013

REVENUES	$274,081	$152,055
OPERATING EXPENSES
Cost of goods sold	239,796	131,488
Depreciation, depletion and amortization	5,770	3,154
Selling, general and administrative expenses	8,475	3,299
Total operating expenses	254,041	137,941
Income from operations	20,040	14,114
OTHER EXPENSE (INCOME)
Interest expense	1,584	4,213
Other	(119)	(42)
Total other expense	1,465	4,171
Income before provision for taxes	18,575	9,943
Provision for taxes	89	30
NET INCOME	$18,486	$9,913
ADJUSTED EBITDA (a)	$27,979	$17,298

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.

Sand Segment

	For the Three Months Ended March 31,
	2014	2013

REVENUES	$64,334	$32,058
OPERATING EXPENSES
Cost of goods sold	38,876	17,176
Depreciation, depletion and amortization	2,758	2,440
Selling, general and administrative expenses	3,216	2,223
Segment income	$19,484	$10,219
Volume of sand sold (tons in thousands):
Barron, Wisconsin facility	490	188
New Auburn, Wisconsin facility	353	298
Kosse, Texas facility	39	32
Total volume of sand sold	882	518

For the quarter ended March 31, 2014, Emerge Energy sold 882,000 tons of sand, 843,000 of which were sold from its Wisconsin facilities.  The Barron facility sold 490,000 tons, compared to 188,000 tons for the same period in 2013, while the Barron facility sold 353,000 tons, compared to 298,000 tons for the same period in 2013.  Sand segment income was $19.5 million for the first quarter 2014, compared to $10.2 million for the same quarter in 2013.  This 91% increase in segment income was due to the significant ramp up of sales at the Barron facility and an increase of sales from transload facilities, offset by increased costs at the Barron facility and segment selling, general and administrative costs.

Fuel Segment

	For the Three Months Ended March 31,
	2014	2013

REVENUES	$209,747	$119.997
OPERATING EXPENSES
Cost of goods sold	200,920	114,312
Depreciation, depletion and amortization	3,005	714
Selling, general and administrative expenses	1,282	1,076
Segment income (loss)	$4,540	$3,895
Volume of refined fuels sold (gallons in thousands)	68,228	36,022
Volume of terminal throughput (gallons in thousands)	53,331	37,110
Volume of transmix refined (gallons in thousands)	35,216	6,410
Refined transmix as a percent of total refined fuels sold	51.6%	17.8%

For the quarter ended March 31, 2014, Emerge Energy sold 68 million gallons of refined fuel, compared to 36 million gallons for the same period last year, and had additional third-party volume of 53 million gallons pass through its terminals, compared to 37 million gallons for the same period last year.  Emerge Energy refined 35 million gallons of transmix for the three months ended March 31, 2014, compared to 6 million gallons for the same period last year.  The increase in volumes was primarily due to the acquisition of Direct Fuels, which Emerge Energy acquired at the close of its IPO on May 14, 2013.  Segment income for Fuel was $4.5 million for the first quarter, compared to a segment income of $3.9 million for the comparable quarter in 2013.  This increase in segment income was due, in part, to the acquisition of Direct Fuels, offset slightly by higher bonus accruals.

Capital Expenditures

For the three months Ended March 31, 2013, Emerge Energy’s capital expenditures totaled $6.3 million.  This includes approximately $0.9 million of maintenance capital expenditures.

Distributable Cash Flow

For the three months Ended March 31, 2014, Emerge Energy generated $25.1 million in Distributable Cash Flow.  Our Board of Directors released $1.2 million of the $2.3 million of distributable cash flow remaining from a reserve established in the third quarter of 2013.  On April 23, 2014, we announced the distribution of $1.13 per unit, which is scheduled to be paid on May 14, 2014 to common unitholders of record on May 6, 2014.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells.  Emerge Energy also processes transmix, distributes refined motor fuels and biodiesel, operates bulk motor fuel storage terminals, and provides complementary services.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Robert Lane

(817) 865-2541

EMERGE ENERGY SERVICES LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands except per unit data)

	For the Three Months Ended March 31,
	2014	2013

REVENUES	$274,081	$152,055
OPERATING EXPENSES
Cost of goods sold	239,796	131,488
Depreciation, depletion and amortization	5,770	3,154
Selling, general and administrative expenses	8,475	3,299
Total operating expenses	254,041	137,941
Income from operations	20,040	14,114
OTHER EXPENSE (INCOME)
Interest expense	1,584	4,213
Other	(119)	(42)
Total other expense	1,465	4,171
Income before provision for taxes	18,575	9,943
Provision for taxes	89	30
NET INCOME	$18,486	$9,913
Earnings per common unit (basic)	$0.77
Earnings per common unit (diluted)	$0.77
Weighted average number of common units outstanding including participating securities (basic)	24,015,562
Weighted average number of common units outstanding (diluted)	24,025,226

EMERGE ENERGY SERVICES LP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31, 2014	December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$5,208	$2,167
Restricted cash and equivalents	6,187	6,188
Trade and other receivables, net	68,493	49,645
Inventories	26,714	41,320
Direct financing lease receivable	563	555
Prepaid expenses and other current assets	6,165	4,515
Total current assets	113,330	104,390
Property, plant and equipment, net	148,740	146,131
Intangible assets, net	37,313	39,415
Goodwill	29,264	29,264
Other assets, net	3,674	3,816
Total assets	$332,321	$323,016

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$34,674	$36,096
Accrued liabilities	18,131	17,274
Current portion of long-term debt	127	233
Current portion of capital lease liability	3,292	3,469
Total current liabilities	56,224	57,072
Long-term debt, net of current portion	107,707	93,809
Asset retirement obligations	1,414	1,414
Total liabilities	165,345	152,295
Commitments and contingencies
Partners’ Equity:
General partner	—	—
Limited partner common units	166,976	170,721
Total partners’ equity	166,976	170,721
Total liabilities and partners’ equity	$332,321	$323,016

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA generally as: net income plus interest expense, income tax expense, depreciation, depletion and amortization expense, non-cash charges and losses that are unusual or non-recurring less interest income, income tax benefits and gains that are unusual or non-recurring. We report Adjusted EBITDA (which as defined includes certain other adjustments, none of which impacted the calculation of Adjusted EBITDA herein) to our lenders under our revolving credit facility in determining our compliance with the interest coverage ratio test and certain senior consolidated indebtedness to Adjusted EBITDA tests thereunder. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The following table (in thousands) reconciles net income to Adjusted EBITDA.

	Three Months
	Ended
	March 31,
	2014	2013
Reconciliation of net income to Adjusted EBITDA:
Net income	$18,486	$9,913
Depreciation, depletion and amortization expense	5,770	3,154
Provision for income taxes	89	30
Interest expense	1,584	4,213
Equity-based compensation expense	2,137	—
Other income	(119)	(42)
Provision for doubtful accounts	32	30
Adjusted EBITDA	$27,979	$17,298

We define distributable cash flow generally as net income plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures. In addition, our Board of Directors utilizes reserves for future capital expenditures, compliance with law or debt agreements, and to provide funds for distributions to unitholders in respect to any one or more of the next four quarters. Distributable cash flow does not reflect changes in working capital balances.

Three Months Ended March 31, 2014
Net income	$18,486

Add (less) reconciling items post-IPO:
Add depreciation, depletion and amortization expense	5,770
Add amortization of deferred financing costs	225
Add income taxes accrued	89
Add equity-based compensation expense	2,137
Add provision for doubtful accounts	32
Less cash distribution on participating securities	(796)
Less maintenance capital expenditures	(892)

Distributable cash flow	$25,051
Add partial reserve for planned capital expenditures	1,186
Cash available for distribution	$26,237